AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 26, 1997
                                                     REGISTRATION NO. 333-
                                                                          ------
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                              -------------------
                                    FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              -------------------

                           ABACUS DIRECT CORPORATION
             (Exact name of registrant as specified in its charter)

            DELAWARE                                      84-1118166
(State or other jurisdiction of Incorporation)        (I.R.S. Employer
                                                       Identification No.)

                                8774 YATES DRIVE
                             WESTMINSTER, CO  80030
             (Address of Principal Executive Offices and Zip Code)

                              -------------------

                           ABACUS DIRECT CORPORATION
            AMENDED AND RESTATED 1989 STOCK OPTION PLAN, AS AMENDED

                 AMENDED AND RESTATED ABACUS DIRECT CORPORATION
                           1996 STOCK INCENTIVE PLAN
                              (Full Title of Plan)

                              -------------------

                                 CARLOS E. SALA
             SENIOR VICE PRESIDENT-FINANCE, CHIEF FINANCIAL OFFICER
                           ABACUS DIRECT CORPORATION
                                8774 YATES DRIVE
                             WESTMINSTER, CO  80030
                                 (303) 657-2800
 (Name, address and telephone number, including area code, of agent for service)

                                With a copy to:

                            ROBERT L. LAWRENCE, ESQ.
                               KANE KESSLER, P.C.
                          1350 AVENUE OF THE AMERICAS
                           NEW YORK, NEW YORK  10019
                                 (212) 541-6222

        Approximate date of commencement of proposed sale to the public:
      From time to time after the effective date of this Registration Statement.

                                     CALCULATION OF REGISTRATION FEE
===========================================================================================================
                                                                               PROPOSED
                                                      PROPOSED MAXIMUM         MAXIMUM
                                                       OFFERING PRICE         AGGREGATE          AMOUNT OF
  TITLE OF SECURITIES TO BE        AMOUNT TO BE          PER SHARE(2)      OFFERING PRICE(2)   REGISTRATION
         REGISTERED                REGISTERED(1)                                                    FEE
-----------------------------------------------------------------------------------------------------------
 Common Stock, par value
 $.001 per share                     575,958              $ 3.73              $ 2,149,993       $   651.52
-----------------------------------------------------------------------------------------------------------
 Common Stock, par value
 $.001 per share                     486,500              $24.66              $11,999,230       $ 3,636.13
-----------------------------------------------------------------------------------------------------------
 Common Stock, par value
 $.001 per share                     238,500              $41.62              $ 9,927,562       $ 3,008.35
===========================================================================================================
 TOTAL                             1,300,958                 ----             $24,076,785       $ 7,296.00
===========================================================================================================





 -------------------
(1) Comprised of (i) 575,958 shares issuable upon exercise of outstanding options granted under the Abacus Direct Corporation Amended and Restated 1989 Stock Option Plan, as Amended (the "89 Plan"), and (ii) 725,000 shares of Common Stock authorized for issuance under the Amended and Restated Abacus Direct Corporation 1996 Stock Incentive Plan (the "96 Plan"). The Registrant's Board of Directors has determined not to grant any additional options under the 89 Plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h), based upon (i) a weighted average exercise price of $3.73 per share for each of the 575,958 shares of Common Stock issuable upon exercise of outstanding options granted under the 89 Plan, (ii) a weighted average exercise price of $24.66 per share for each of the 486,500 shares of Common Stock issuable upon exercise of outstanding options under the 96 Plan; and (iii) with respect to the 238,500 shares available for grant under the 96 Plan, a price of $41.63 (the average of the high and low prices of the Registrant's Common Stock as quoted on the Nasdaq National Market on November 24, 1997).


================================================================================

                               REOFFER PROSPECTUS

                           ABACUS DIRECT CORPORATION

                                1,300,958 SHARES
                                  COMMON STOCK


         This Prospectus may be used by certain persons (the "Selling Stockholders") who may be deemed to be affiliates of Abacus Direct Corporation, a Delaware corporation ("Abacus" or the "Company"), to sell a maximum of 1,300,958 shares (the "Shares") of the Company's Common Stock, $0.001 par value per share (the "Common Stock"), which will be acquired by the Selling Stockholders pursuant to the (i) Abacus Direct Corporation Amended and Restated 1989 Stock Option Plan, as Amended (the "89 Plan"), and (ii) Amended and Restated Abacus Direct Corporation 1996 Stock Incentive Plan (the "96 Plan").

         All or a portion of the Shares offered hereby may be offered for sale, from time to time, in broker's transactions, in negotiated transactions or through a combination thereof, at prices and terms obtainable at the time of sale. The Shares are being offered on a continuous basis and the precise amounts and timing of any sales of Shares will be determined by the Selling Shareholders in their sole discretion from time to time. All brokers' commissions or discounts will be paid by the Selling Stockholders. Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act") may, however, be sold under Rule 144 rather than pursuant to this Prospectus. See "Plan of Distribution." The Company will receive none of the proceeds of this offering, although the Company will receive cash upon the sale of stock to the Selling Shareholders in connection with the exercise of stock options under the 89 Plan and the 96 Plan. See "Use of Proceeds." All expenses incurred in connection with the preparation and filing of this Prospectus and the related Registration Statement are being borne by the Company.

         SEE "RISK FACTORS" ON PAGE 5 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS.

         The Company's Common Stock is listed on the Nasdaq National Market under the symbol ABDR. On November 24, 1997, the closing price of the Company's Common Stock was $41.44 per share.


                      ------------------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      ------------------------------------

                The date of this Prospectus is November 25, 1997

         No person is authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the specific registered securities to which it relates or an offer or solicitation with respect to those securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.


                      ------------------------------------

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 at prescribed rates. In addition, similar information can be inspected at the National Associates of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of such site is http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

                1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, as amended;

                2. The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997;

                3. The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997.

                4. The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997.

                5. The Company's Proxy Statement dated April 30, 1997 relating to the Annual Meeting of Stockholders held on June 6, 1997; and

                6. The description of the Company's Common Stock contained in the Company's Registration Statement on form SB-2 (Registration No. 333-5380) filed by the Company on August 7, 1996, as amended.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated in and made a part of this Prospectus by reference from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company hereby undertakes to provide without charge to each person, including any beneficial owner of the Common Stock, to whom this Prospectus is delivered, on written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written or oral requests for such copies should be directed Abacus Direct Corporation, to Attention: Carlos E. Sala, Secretary, 8774 Yates Drive, Westminster, Colorado 80030, telephone (303) 657-2800.

                                  THE COMPANY


                 Abacus Direct Corporation is a leading provider of information products and marketing research services to the direct marketing industry. Abacus has developed a comprehensive and predictive source of information regarding catalog consumer purchasing behavior by creating a database which includes consumer purchasing data from over 800 merchandise catalogs. Abacus uses this proprietary database and its advanced statistical modeling technology to provide direct marketers with information and analysis which allows them to increase response rates and profits from their marketing campaigns.

                 The Company's database, through the Abacus Alliance, has addressed the need for a comprehensive source of information on catalog purchasing behavior. The Abacus Alliance is a cooperative arrangement through which catalog companies contribute their customers' purchasing histories to the Company in exchange for access to the Company's information products and marketing research services. The Company's services allow catalog companies to improve the profitability of their mailing campaigns by enabling them to (i) target new consumers whose past purchasing behavior indicates that they are likely to purchase a particular product at a given time, (ii) prioritize existing customers by the probability of a positive response based on historical buying patterns, (iii) eliminate prospects from rented or exchanged lists that have a low probability of responding, and (iv) properly position their products and develop marketing strategies through market research.

                 The Company's database is continually enhanced as members contribute current sales transaction information and additional catalog companies join the Abacus Alliance. As of November 1, 1997, the Abacus database contained over 88 million detailed buyer profiles compiled from records of over 600 million catalog purchasing transactions. The Company receives this data from the over 800 members of the Abacus Alliance. The Company believes Abacus Alliance members represent over 75% of the largest consumer merchandise catalogs in the United States.

                 On October 2, 1996, the Company consummated an initial public offering (the "Offering") of 5,068,000 shares of its Common Stock, of which 4,613,455 shares were sold by certain stockholders (the "Selling Stockholders") of the Company. On October 28, 1996, the Company consummated the sale of 760,200 shares of Common Stock of the Selling Stockholders solely to cover over-allotments. The Common Stock was sold in the Offering at a price of $14.00 per share less underwriting discounts and commissions of $.98 per share. The Offering was underwritten on a firm commitment basis by Robertson, Stephens & Company LLC, Hambrecht & Quist LLC and William Blair & Company LLC, as representatives of the underwriters.

                 The Company's predecessor, Abacus Direct Corporation, was incorporated in Colorado in May, 1989. The Company was reincorporated in Delaware on September 9, 1996. The term "Company" as used herein refers to Abacus Direct Corporation, a Colorado corporation prior to the reincorporation and the successor Delaware corporation thereafter. The principal executive offices of the Company are located at 8774 Yates Drive, Westminster, Colorado 80030 and its telephone number is (303) 657-2800.

                                  RISK FACTORS


                 An investment in the securities offered hereby involves a high degree of risk and may not be appropriate for all investors. Prospective investors should consider carefully the following risks and speculative factors, among other things, in making a decision concerning the purchase of shares offered hereby. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act which are indicated by words or phrases such as "management believes," "the Company believes" and similar words or phrases. Such statements are based on current expectations and are subject to risks, uncertainties and assumptions. Certain of these risks are described below. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

DEPENDENCE ON INDUSTRIES SERVED; IMPACT OF COMPETING INDUSTRIES.

                 The Company's future success is dependent in large part on continued demand for the Company's services from the direct marketing industry, including, the catalog industry, as well as the continued willingness of catalogs to contribute their data to the Company. The Company's clients are comprised primarily of large consumer merchandise catalogs in the United States, which results in the Company's receivables being concentrated in the catalog industry. A significant downturn in the direct marketing industry generally, including the catalogue industry, or withdrawal by a substantial number of catalogs from the Abacus Alliance would have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company has maintained a retention rate of over 90% from 1995 to 1996, from 1994 to 1995 and from 1993 to 1994, respectively, of clients with ongoing catalog operations, there can be no assurance that the Company will maintain such retention rate in the future. Many industry experts predict that electronic commerce, including the purchase of merchandise and the exchange of information via the Internet or other media, will increase significantly in the future. To the extent such an increase occurs, companies which now rely on catalogs or other direct marketing avenues to market their products may reallocate resources toward such direct marketing channels and away from catalog-related marketing or other direct marketing avenues which could adversely affect demand for the Company's services. In addition, the effectiveness of direct mail as a direct marketing tool may decrease as a result of consumer saturation and increased consumer resistance to direct mail in general.

SEASONALITY AND QUARTERLY FLUCTUATIONS.

                 The direct marketing industry, and in particular the catalog industry, is characterized by significant seasonality. As a result, the Company's revenue and profits have been subject to significant seasonal fluctuations, with the largest percentage of annual revenue and profits being realized in the third and fourth fiscal quarters due to the increase in direct marketing activity in anticipation of the holiday buying season. The Company expects this trend to continue in the future. In addition, a number of other factors have resulted in significant fluctuations in quarterly revenue and results of operations, including postal rates, paper prices and overall economic conditions, as well as factors specific to a client such as the client's advertising budget and choice of advertising media. Other causes of significant fluctuations may include the number, timing and significance of new product announcements by the Company and its competitors, the ability of the Company to develop, market and introduce new and enhanced versions of its services on a timely basis, the level of product and price competition, changes in operating expenses, changes in the Company's sales incentive strategy, hiring of new employees and computer capacity upgrades in anticipation of future growth. Any one or more of these factors could have a material adverse effect on the Company's business, financial condition and results of operations. Due to these factors, the Company believes period-to-period comparisons of results of operations are not necessarily meaningful and should not be relied upon as indicators of future results of operations. The potential fluctuations in the Company's operating results make it likely that the Company's operating results may, in some future quarter, not be consistent with predictions made by securities analysts, which could have a material adverse effect on the price of the Company's Common Stock. The Company's operating expenses are determined, in part, based on the Company's expectations of future revenue growth and are substantially fixed. As a result, unexpected changes in revenue levels will have a disproportionate effect on net income in any given period.

REGULATION; PRIVACY ISSUES.

                 Growing concern about privacy and the collection, distribution and use of information about individuals has led to self-regulation of such practices by the direct marketing industry and to increased federal and state regulation. The Direct Marketing Association (the "DMA"), the leading trade association of direct marketers, has adopted guidelines regarding the fair use of such information which it recommends participants in the direct marketing industry follow. The Company is also subject to various federal and state regulations concerning the collection, distribution and use of information regarding individuals. Such laws include the Federal Drivers Privacy Protection Act of 1994 and other state laws which limit or preclude the use of voter registration and drivers license information, as well as laws which govern the collection and release of consumer credit information. Although the Company's compliance with the DMA's guidelines and applicable federal and state regulations has not had a material adverse effect on the Company, no assurance can be made that the DMA will not adopt additional guidelines or that additional federal or state laws or regulations (including antitrust and consumer privacy laws) will not be enacted or applied to the Company or its clients. Any such guidelines, laws or regulations could adversely affect the ability of the Company to collect and distribute consumer information or otherwise have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, such guidelines, laws or regulations might restrict or increase the cost of the activities of companies engaged in direct marketing, potentially reducing their demand for the Company's services which would have a material adverse effect on the Company's business, financial condition and results of operations. To the extent the Company's clients do not comply with such guidelines, laws or regulations, the Company may incur liabilities which could have a material adverse effect on the

Company's business, financial condition and results of operations. The Company has typically entered into three year contracts with its clients and there can be no assurance that a private litigant or governmental entity will not challenge such arrangements under any applicable antitrust or other laws.

POSTAL RATES AND PAPER PRICES.

                 The direct marketing activities of the Company's clients are adversely affected by postal rate increases, especially increases that are imposed without sufficient advance notice to allow adjustments to be made to marketing budgets. Higher postal rates may result in fewer mailings of direct marketing materials with a corresponding decline in the need for certain of the direct marketing services offered by the Company. Increased postal rates can also lead to pressure on the Company from its clients to reduce prices for its services to offset the postal rate increase. In addition, higher paper prices may cause catalog companies to conduct fewer or smaller mailings which could cause a corresponding decline in the need for the Company's services. Clients may aggressively seek price reductions for the services offered by the Company to offset any increased materials cost. Any such occurrences could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION.

                 The market for the Company's services is intensely competitive. The Company competes directly with Smartbase, a division of Acxiom Corporation, and Direct Marketing Technology, each of which collect and manage information relating to consumer purchase transactions contributed by large numbers of catalog companies. The Company also competes with a wide variety of companies which own and generate lists. In addition, the Company competes indirectly with a number of direct marketing information service businesses including Metromail Corp., Database American Information Services Inc., First Data Solutions, Inc. and R.L. Polk and Company. Many of the Company's existing competitors, and many potential new competitors, have longer operating histories, greater name recognition and significantly greater financial, technical and marketing resources than the Company. Such competitors may be able to undertake more extensive marketing campaigns and make more attractive offers to potential employees, distribution partners, and database contributors. There can be no assurance that competitors' products or services will not be equal or superior to, or achieve greater market acceptance than, those of the Company or that the Company will be able to compete successfully against its current or future competitors. Moreover, there can be no assurance that compilers of consumer transactional data, such as credit card and credit reporting companies, will not decide to use their own extensive databases to provide products and services that compete with the Company's services. Any such developments could have a material adverse effect on the Company's business, financial condition and results of operations.

DEVELOPMENT OF SERVICES.

                 The Company is currently developing new services, as well as new applications of its existing services. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction or marketing of these services, or that its new or enhanced services will adequately meet the requirements of its current or prospective clients. Failure of the Company to successfully design, develop, test and introduce such new services, or the failure of the Company's recently introduced services to achieve market acceptance, could prevent the Company from maintaining existing client relationships, gaining new clients or expanding its markets and could have a material adverse effect on the Company's business, financial condition and results of operations.

MANAGEMENT OF GROWTH.

                 In recent years, the Company has experienced significant growth that has placed considerable demands on the Company's managerial, operational and financial resources. There can be no assurance that if the Company continues to grow, management will be effective in attracting and retaining additional qualified personnel, expanding the Company's physical facilities, integrating acquired businesses or otherwise managing growth. There can be no assurance that the Company's systems, procedures or controls will be adequate to support the Company's operations or that the Company's management will be able to achieve the rapid execution necessary to successfully offer its services and implement its business plan. Any inability to manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company's growth may depend to some extent on its ability to successfully complete strategic acquisitions and alliances to expand or complement its existing business. There can be no assurance that suitable acquisitions or alliances can be identified, consummated or successfully integrated into the Company's operations.

RELIANCE ON KEY PERSONNEL.

                 The Company's performance is substantially dependent on the performance of its executive officers and key employees. The Company is also dependent on its ability to retain and motivate high quality personnel, especially management, sales and development employees. The loss of the services of any of its executive officers could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company's future success is dependent on its continuing ability to identify, hire, train, and retain highly qualified technical, sales and managerial personnel, and the inability of the Company to do so would have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON PROPRIETARY TECHNOLOGY.

                 The Company regards much of its software, database management methods, modeling techniques and other database information strategies as proprietary trade secrets and relies on a combination of trade secret, copyright, unfair competition and other intellectual property laws as well as contractual agreements to protect its rights to such intellectual property. Due to the difficulty of monitoring unauthorized use of and access to the Company's intellectual property, however, such measures may not provide adequate protection. In addition, there can be no assurance that the courts will enforce the contractual arrangements which the Company has entered into to protect its proprietary technology. Any misappropriation of the Company's intellectual property could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there has been substantial litigation in the information services and computer industry involving the ownership and scope of intellectual property rights. The Company may bring or be subject to litigation to defend against claimed infringement of its rights or of the rights of others or to determine the scope and validity of the intellectual property rights of the Company and others. Such litigation could result in substantial costs and diversion of the Company's resources which could have a material adverse effect on the Company's business, financial condition and results of operations. Unfavorable results in such litigation could also result in the loss or compromise of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from third parties, or prevent the Company from selling its services which could have a material adverse effect on the Company's business, financial condition and results of operations.

RELIANCE ON COMPUTER TECHNOLOGY; RISK OF LOSS OF CLIENT DATA.

                 The computer and other technologies in which the Company has invested are rapidly evolving and characterized as having short product life cycles, which require the Company to anticipate and rapidly adapt to technological changes. The failure of the Company to successfully anticipate or adapt to technological changes or select and develop new and enhanced technology on a timely basis could affect the quality of the services the Company provides to its clients, or otherwise have a material adverse effect on the Company's business, financial condition and results of operations.

                 The Company's operations are dependent on its ability to protect its computer systems and data centers against damage from fire, power loss, security breach, telecommunications failure or similar events. No assurance can be given that the precautions that the Company has taken to protect itself from such events, such as off-site storage of backup data and limitation of access to its proprietary information and computerized database, will be adequate. Any damage to the Company's data center, failure of telecommunication links or breach of the security of the Company's database could result in an interruption of the Company's operations or other loss which may not be covered by the Company's insurance. Any such event could have a material adverse effect on the Company's business, financial condition and results of operations.

VOLATILITY OF STOCK PRICE.

                 The trading price of the Company's Common Stock could be subject to wide fluctuations in response to a variety of factors, including quarterly variations in operating results, new services by the Company, its clients or its competitors, general conditions in the direct marketing industry, and general economic and market conditions. Additionally, the stock market in general, and the market for technology stocks in particular, has experienced extreme price volatility in recent years. This volatility, as well as broad market fluctuations generally, have often had a substantial effect on the market prices of many technology companies for reasons unrelated or disproportionate to the operating performance of such companies.

ANTI-TAKEOVER MATTERS; POTENTIAL ADVERSE EFFECT OF FUTURE ISSUANCES OF AUTHORIZED PREFERRED STOCK.

                 The Company's Certificate of Incorporation and Bylaws contain certain provisions that may delay, defer or prevent a takeover of the Company. The Company's Board of Directors has the authority to issue up to 1,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"), and to determine the price, rights, preferences and restrictions, including voting rights, of those shares, without any further vote or action by the stockholders. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock, with such dividend rates, redemption provisions, liquidation preferences, voting rights, conversion privileges and other characteristics as the Board of Directors may deem necessary. The rights of holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. The Company's Bylaws include provisions establishing advance notice procedures with respect to stockholder proposals and director nominations. In addition, the Company is subject to certain anti-takeover provisions of the Delaware General Corporation Law. Such provisions could adversely affect the holders of the Common Stock and could discourage, delay or prevent a takeover of the Company.

SHARES ELIGIBLE FOR FUTURE SALE.

                 Options to purchase an aggregate of 1,062,458 shares of Common Stock are outstanding under the 86 Plan and the 96 Plan and options to purchase an additional 238,500 shares are available for grant under the 96 Plan. 800,819 of such shares are being registered hereby for offer and sale under the Securities Act of which 353,891 shares are subject to certain repurchase rights of the Company. See "Selling Security-Holders". In addition, an indeterminate number of shares of Common Stock are "restricted securities" within the meaning of Rule 144 ("Rule 144") under the Securities Act. Such shares are presently eligible for sale subject to the volume limitations and certain other conditions imposed by Rule 144. Sales of such shares of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock.

                            SELLING SECURITY-HOLDERS

The persons who as of the date hereof, may be Selling Stockholders pursuant to the Prospectus are set forth below. In addition, awards may be granted under the 96 Plan of the Company in the future to persons who may, under certain circumstances and for certain purposes, be deemed affiliates of the company and awards with respect to additional shares of Common Stock may be granted to persons listed below as Selling Stockholders. Such persons will become Selling Stockholders under the Prospectus with respect to the shares of Common Stock so listed when this Prospectus is supplemented in accordance with Rule 424(b) of the Securities Act. Additionally, certain unnamed non-affiliates of the Company may use this Reoffer Prospectus for reoffers and resales up to the lesser of 1,000 shares or one percent of the shares issuable to such non-affiliates under the plans to which this form S-8 registration statement relates.


                                                                                                 No. of Shares of Common
                                                                                                    Stock to be Owned
                                          No. of Shares of            No. of Shares of            Following the Offering
                                             Common Stock            Stock Eligible for         Pursuant to the Prospectus
                                         Owned as of the Date        Resale Pursuant to      --------------------------------
 Name of Selling Shareholder              of the Prospectus            the Prospectus        Number                   Percent
 ---------------------------             --------------------        ------------------      ------                   -------
 M. Anthony White(1)                           622,000                     133,000           489,000                   5.1%
 (Chairman, Chief Executive
 Officer and Director)

 Daniel C. Snyder(2)                           343,819                     343,819                 0                    --
 (President, Chief Operating
 Officer and Director)

 Carlos E. Sala(3)                             300,000                     300,000                 0                    --
 (Sr. Vice President-Finance,
 Chief Financial Officer,
 Secretary and Treasurer)

 Frank Kenny(4)                                 12,000                      12,000                 0                    --
 (Director)

 Antony H. Lee(5)                               12,000                      12,000                 0                    --
 (Director)




----------------------------------

(1) Includes presently exercisable options to purchase 108,000 shares of Common Stock of which 86,400 shares are subject to repurchase by the Company pursuant to Section 5(a)(iii) of the 89 Plan in the event Mr. White's employment ceases for any reason (other than death or disability), with such repurchase right terminating in 25% annual increments commencing May 3, 1998. Also includes options to purchase 25,000 shares of Common Stock exercisable in four equal annual installments commencing February 12, 1998.

(2) Comprised of (i) presently exercisable options to purchase 325,819 shares of Common Stock of which 267,491 shares are subject to repurchase by the Company pursuant to Section 5(a)(iii) of the 89 Plan in the event Mr. Snyder's employment ceases for any reason (other than death or disability), with such repurchase right terminating in 33% annual increments commencing May 15, 1998, and (ii) options to purchase 18,000 shares of Common Stock exercisable in four equal annual installments commencing February 12, 1998.

(3) Comprised of 300,000 shares of Common Stock exercisable in four equal annual installments commencing June 6, 1998.

(4) Comprised of (i) options to purchase 4,000 shares of Common Stock of which 1,000 options to purchase shares of Common Stock are currently exercisable and the remainder of which are exercisable in three equal annual installments commencing October 10, 1998, (ii) options to purchase 4,000 shares of Common Stock exercisable in four equal annual installments commencing June 6, 1998, and (iii) options to purchase 4,000 shares of Common Stock exercisable in two equal installments commencing June 6, 1998.

(5) Comprised of options to purchase 4,000 shares of Common Stock of which 1,000 options to purchase shares of Common Stock are currently exercisable and the remainder of which are exercisable in three equal annual installments commencing November 5, 1998, (ii) options to purchase 4,000 shares of Common Stock exercisable in four equal annual installments commencing June 6, 1998, and (iii) options to purchase 4,000 shares of Common Stock exercisable in two equal installments commencing June 6, 1998.

                              PLAN OF DISTRIBUTION

        The Selling Stockholders (or their pledgees, donees, transferees, or other successors in interest) from time to time may sell all or a portion of the Shares "at the market" to or through a marketmaker or into an existing trading market, in private sales, including direct sales to purchasers, or otherwise at prevailing market prices or at negotiated or fixed prices. The precise amounts and timing of sales, if any, of the Shares will be determined by each Selling Stockholder in his sole discretion from time to time. In effecting sales, brokers or dealers engaged by the seller may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the seller in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

        The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealer which purchases Shares as principal or any profits received on the resale of such Shares may be deemed to be underwriting discounts and commissions under the Securities Act.

        In order to comply with certain state securities law, if applicable, the Common Stock will not be sold in a particular state unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

        Each Selling Stockholder will deliver a Prospectus in connection with the sale of the Shares.


                                    EXPENSES

        All expenses of this Offering, including the expenses of the registration of the Shares of Common Stock offered hereby, will be borne by the Company. It is estimated that the total amount of such expenses will not exceed $25,000.00.

                                USE OF PROCEEDS


        The Company will receive no proceeds from the sale of the Shares of Common Stock by the Selling Stockholders, but will receive funds from the sale of stock to the Selling Stockholders, which funds will be used by the Company for working capital.


                                    LEGALITY


        Certain legal matters in connection with the securities offered hereunder will be passed upon for the Company by Kane Kessler, P.C., 1350 Avenue of the Americas, New York, New York 10019.


                                    EXPERTS


        The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB of Abacus Direct Corporation for the year ended December 31, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

        This Prospectus contains information concerning the Company, but does not contain all of the information set forth in the Registration Statement and the Exhibits relating thereto, which the Company has filed with the Securities and Exchange Commission, Washington, D.C., under the Securities Act and to which reference is hereby made.

                      ----------------------------------

                               TABLE OF CONTENTS

                                                                    Page
                                                                    ----
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . .   2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . .   3

THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

SELLING SECURITY-HOLDERS. . . . . . . . . . . . . . . . . . . . . .  11

PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . .  12

EXPENSES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . .  13

LEGALITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

                      ----------------------------------


        No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there have been no changes in the affairs of the Company since the date hereof.

                                    PART II

Item 3.  Incorporation of Documents by Reference

            The following documents filed with the Securities and Exchange Commission (the "Commission") by the Company are incorporated as of their respective dates in this Registration Statement by reference:

            1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, as amended;

            2. The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997;

            3. The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997.

            4. The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997.

            5. The Company's Proxy Statement dated April 30, 1997 relating to the Annual Meeting of Stockholders held on June 16, 1997;

            6. The description of the Company's Common Stock contained in the Company's Registration Statement on Form SB-2 (Registration No. 333-5380) filed by the Company on August 7, 1996, as amended.

            All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this registration statement and are a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Limitation of Liability and Indemnification

         The Company's Certificate of Incorporation contains provisions permitted under the Delaware General Corporation Law relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty as a director, except for liability in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the Company's Certificate of Incorporation and the Company's Bylaws contain provisions to indemnify the Company's directors and officers to the fullest extent permitted by the Delaware General Corporation Law, including payment in advance of a final disposition of a director's or officer's expenses and attorneys' fees incurred in defending any action, suit or proceeding. The Company believes that the provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

         The Company has entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements provide for the indemnification by the Company of such directors and officers for liability for acts and omissions as directors and executive officers of the Company. The Company believes that indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

         The Company currently maintains an executive liability insurance policy which provides coverage for its directors and officers. Under this policy, the insurer agreed to pay, subject to certain exclusions, for any claim made against a director or officer of the Company for a wrongful act by such director or officer, but only if and to the extent such director or officer becomes legally obligated to pay such claim or the Company is required to indemnify the director or officer for such claim.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

Number                             Description
------                             -----------

3.1           Certificate of Incorporation of the Company*

3.2           By-Laws of the Company*

4.1           Specimen Certificate representing the Common Stock*

4.2           Amended and Restated 1996 Stock Incentive Option Plan of the
              Company**

4.3           Amended and Restated 1989 Stock Option Plan, as amended of the
              Company*

5.1           Opinion of Kane Kessler, P.C.

23.1          Consent of Kane Kessler, P.C. (included in Exhibit 5.1)

23.2          Consent of Price Waterhouse LLP

24.1          Power of Attorney (contained on page II-6)




------------------------------------------------------

   * Incorporated by reference to the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on August 7, 1996 (No. 333-5380).

  ** Incorporated by reference to the Company's Proxy Statement dated April 26, 1996 as filed with the Commission.

Item 9.        Undertakings.

               A.    The undersigned registrant hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                           provided, however, that paragraphs A(1)(i) and
A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                    (2) That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (C) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

              (D) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as express in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 25th day of November, 1997.

                          ABACUS DIRECT CORPORATION



                          By: /s/ Carlos E. Sala
                             ---------------------------------------------------
                             Name:    Carlos E. Sala,
                             Title:   Senior Vice President-Finance, Chief
                                      Financial Officer, Secretary and Treasurer




         We, the undersigned officers and directors of Abacus Direct Corporation, and each of us, do hereby constitute and appoint M. Anthony White and Carlos E. Sala, or any of them, our true and lawful attorneys and agents, each with full power of substitution, to do any and all acts and things in our name and behalf in our capacities as directors or officers and to execute any and all instruments for us and in our names in the capacities listed below, which attorneys and agents, or any of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with the Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or their substitute or substitutes, or any of them, shall do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                            Title                        Date
---------                            -----                        ----
/s/ M. Antony White            Chairman of the Board,          November 25, 1997
-----------------------        Chief Executive Officer
M. Anthony White               and Director (Principal
                               Executive Officer)


/s/ Daniel C. Snyder           President, Chief Operating      November 25, 1997
-----------------------        Officer and Director
Daniel C. Snyder


/s/ Carlos E. Sala             Senior Vice President-          November 25, 1997
-----------------------        Finance, Chief Financial
Carlos E. Sala                 Officer, Secretary and Treasurer
                               (Principal Financial and
                               Accounting Officer)


/s/ Frank Kenny                Director                        November 25, 1997
-----------------------
Frank Kenny


/s/ Antony H. Lee              Director                        November 25, 1997
-----------------------
Antony H. Lee

                                 EXHIBIT INDEX



                                                                           Page
Number                     Description                                     No.
-----                      -----------                                     ----

3.1              Certificate of Incorporation of the Company*

3.2              By-Laws of the Company*

4.1              Specimen Certificate representing the Common Stock*

4.2              Amended and Restated 1996 Stock Incentive Option Plan of the
                 Company**

4.3              Amended and Restated 1989 Stock Option Plan, as amended of the
                 Company*

5.1              Opinion of Kane Kessler, P.C.

23.1             Consent of Kane Kessler, P.C. (included in Exhibit 5.1)

23.2             Consent of Price Waterhouse LLP

24.1             Power of Attorney (contained on page II-6)




------------------------------------------------------

   * Incorporated by reference to the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on August 7, 1996 (No. 333-5380).

  ** Incorporated by reference to the Company's Proxy Statement dated April 26, 1996 as filed with the Commission.